Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, $0.01 par value per share, of Wilhelmina International, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: March 28, 2024

Omni Retail Enterprises, LLC

Sage Prince Enterprises, LLC

By:	/s/ Rajesh Gupta

Name: Rajesh Gupta

Title: Authorized Signatory

/s/ Rajesh Gupta

Rajesh Gupta